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                                                                  Exhibit 10(vi)
                                                                  --------------

             2002 Amended Servicing Agreement dated January 1, 2002 Between Boston Service Company, Inc. t/a Hann Financial Service Corp.
                    and Auto Lenders Liquidation Centre, Inc.

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                        2002 AMENDED SERVICING AGREEMENT

          THIS 2002 AMENDED SERVICING AGREEMENT (the "Amended Agreement"), signed by the parties on the dates indicated by their signatures below but effective as of January 1, 2002, is by and between AUTO LENDERS LIQUIDATION CENTER, INC. (hereinafter referred to as "Auto Lenders"), a New Jersey corporation having its principal office at 1051 North Black Horse Pike, Williamstown, New Jersey 08094, and BOSTON SERVICE COMPANY, INC. trading as HANN FINANCIAL SERVICE CORP. (hereinafter referred to as "BSC"), a New Jersey corporation, having its principal office at One Centre Drive, Jamesburg, New Jersey 08831.

BACKGROUND

          Auto Lenders is in the business of providing services to lenders who acquire motor vehicles upon termination of lease contracts or upon repossession under installment sales contracts (the "Vehicles"). Auto Lenders reconditions vehicles and sells and leases them at retail to the general public or sells them at wholesale at public or private auctions (the "Service"). The Service enables lenders to maximize remarketing and resale gains, minimize remarketing and resale losses and do so while reducing the costs normally incurred by lenders in the disposition of Vehicles. Auto Lenders initially agreed to provide the Service to BSC on an exclusive basis pursuant to the terms and conditions of a Servicing Agreement between the parties dated February 1, 2000 and the Amended Servicing Agreement dated September 1, 2000. Pursuant to this Amended Agreement, BSC desires to engage Auto Lenders to continue to provide the Service to BSC on an exclusive basis.

          BSC also offers a retail automobile leasing program (the "Program"). Under the Program BSC purchases leases from automobile dealers, assigns the leases to participating lenders (the "Lenders"), services the leases, and, utilizing the Service, arranges for disposal of the leased Vehicles by Auto Lenders on termination of the leases. Pursuant to the terms and provisions of the above-referenced agreements, Auto Lenders agrees to guaranty the residual value of all program Vehicles originated and serviced by BSC as of December 31, 2001 (the "Guaranty"). Pursuant to this Amended Agreement, BSC desires to continue to include with the sale and assignment of such leases to Lenders the Guaranty of Auto Lenders.

AGREEMENT

          Auto Lenders and BSC, in consideration of the above premises, of the mutual promises and covenants herein contained, and intending to be legally bound hereby, agree as follows:

          1. Authorization. Auto Lenders and BSC each represent and warrant to
             -------------
the other that it is (i) a corporation, duly organized and validly existing under the laws of the State of New Jersey, (ii) duly licensed and/or qualified in all jurisdictions where such licensing and/or qualifications is required pursuant to this Agreement, and (iii) authorized to enter into and perform its obligations under this Amended Agreement. Auto Lenders further represents and

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warrants to BSC that it is currently providing the Service and the Guaranty only to BSC and its participating Lenders and agrees that, during the term and any extended terms of this Amended Agreement, as provided in Paragraph 11 below, Auto Lenders will continue to provide the Service and the Guaranty only to BSC and its participating Lenders and will not provide any similar service or guarantee to any other person unless mutually agreed to by the parties.

          2. Published Residual Values of Leased Motor Vehicles. BSC publishes,
             --------------------------------------------------
approximately six (6) times per year, an Automobile Lease Residual Guide (the "Residual Guide") and periodic bulletins which it distributes to its automobile dealer network. The residual values of all Vehicles contained in each Residual Guide and the bulletins to be published by BSC during the term or any extended terms of this Amended Agreement shall be mutually approved by BSC and Auto Lenders. In the event that the parties cannot agree upon the residual value of any particular Vehicle, then Auto Lenders shall not provide the Guaranty to Lenders or BSC as to such Vehicle, even if covered by a lease sold by BSC to a Lender, unless Auto Lenders agrees to do so in a separate writing.

          3. Guaranty of Residual Value. Except as provided in Paragraph 2, Auto
             --------------------------
Lenders agrees to provide the Guaranty of the residual value of the Vehicle as contained in a lease to any participating Lender that purchases the lease from BSC during the term or any extended term of this Amended Agreement or to BSC.

          Auto Lenders shall pay to any such participating Lender or BSC the guaranteed amount on any Vehicle at the times and in the manner provided in the second subparagraph of Paragraph 5.

          Upon the Lenders or BSC's receipt of payment of the residual value of a Vehicle from Auto Lenders, Auto Lenders shall become the owner of the Vehicle and shall receive from the Lender or BSC, without recourse, such documents as may be necessary to transfer marketable title to the Vehicle to Auto Lenders, free and clear of all liens and encumbrances.

          4. Delivery and Reconditioning of Vehicles. BSC will deliver all
             ---------------------------------------
Vehicles which are subject to the Guaranty to an Auto Lenders designated place of business at BSC's sole cost and expense. In providing the Service, Auto Lenders will determine the reasonable costs (which shall be equivalent to market conditions) necessary to recondition the Vehicle for sale or lease and shall promptly advise BSC of such costs. Such costs shall be reimbursed to Auto Lenders by BSC on a monthly basis within thirty (30) days of receipt of an invoice for such costs from Auto Lenders. The provisions of this paragraph 4 shall survive termination of this Amended Agreement.

          5. Remarketing of Vehicles. As an incident to the Service, Auto
             -----------------------
Lenders will use its best efforts to sell or lease those Vehicles which are reconditioned by it, as well as those Vehicles which did not require reconditioning, on such terms as are acceptable to BSC. Upon any such sale, BSC shall transfer the title to the Vehicles to Auto Lenders, which shall then transfer title to the purchaser. BSC warrants to Auto Lenders that it has marketable title to all Vehicles delivered to Auto Lenders pursuant to this Amended Agreement, free and clear of all liens and encumbrances.

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          All proceeds from the sale of any Vehicle on termination of a lease, including termination fees (i.e., purchase option fees), shall be paid to BSC and credited to Auto Lenders to an account on the books of BSC designated the "Termination Account." Any deficiency between the sale proceeds received and the residual amounts guaranteed on the Vehicles sold or leased by Auto Lenders shall be reconciled at the end of each month and paid by Auto Lenders to BSC and credited to the Termination Account on or before the 10th day of the following month. Likewise, any surplus between the sale proceeds received and the residual amounts guaranteed shall be reconciled at the end of each month and paid by BSC from the Termination Account to Auto Lenders on or before the 10th day of the following month.

          6. Right of First Refusal. Auto Lenders will offer to BSC in writing
             ----------------------
the right of first refusal to purchase, without recourse, all leases and installment sale contracts which meet BSC's credit requirements (together the "Contracts") negotiated by Auto Lenders pursuant to the Service and signed by retail purchasers or lessees who purchase or lease Vehicles delivered by BSC to Auto Lenders pursuant to this Amended Agreement. BSC shall exercise its right of first refusal as to such Contracts, if its elects to do so, within two (2) business days of its receipt of the offer from Auto Lenders accompanied by the credit file with respect to the retail purchaser or lessee. Otherwise, Auto Lenders' offer shall expire. All Contracts on which BSC exercises its right of first refusal shall be sold and assigned by Auto Lenders to BSC without recourse to Auto Lenders. Auto Lenders need not offer to BSC any retail lease or installment sale contract which does not meet BSC's credit requirements. All Vehicles other than those subject to Contracts purchased by BSC upon the exercise of its right of first refusal under this Paragraph 6 shall be disposed of, and the proceeds of such dispositions shall be applied, in accordance with Paragraph 5 hereof.

          7. Employees. Auto Lenders agrees to employ servicing personnel, at no
             ---------
costs to BSC, in a number and quality sufficient to provide the Service to BSC required by this Amended Agreement. Such personnel shall function under the sole guidance, supervision and direction of Auto Lenders and at all times remain solely the employees of Auto Lenders. Auto Lenders shall solely be responsible for the salaries, employment taxes, and any and all employee benefits of such personnel. It is the intention of BSC and Auto Lenders that this Amended Agreement shall not be construed to create in any manner whatsoever an employer-employee relationship between BSC and the employees of Auto Lenders, it being within the contemplation of the parties that all acts performed by Auto Lenders in carrying out the provisions of this Amended Agreement shall be those of an independent contractor and all acts performed by employees of Auto Lenders shall be those strictly of employees of Auto Lenders.

          8. Contract Payments. All lease and installment sale payments on
             -----------------
Contracts sold and assigned by Auto Lenders to BSC hereunder will be made directly payable to BSC. BSC personnel will promptly process all Contract payments received on a daily basis. BSC will keep accurate, current and complete records of all payments posted in accordance with normal business practices and procedures.

          Auto Lenders will promptly pay to BSC all monies received from the sale or lease of all vehicles disposed of pursuant to this Amended Agreement.

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          9. Consideration.
             -------------

          A. Retail Service Fee. In consideration of the Service performed by
             ------------------
Auto Lenders under this Amended Agreement, Auto Lenders shall retain from the proceeds received from retail customers a fee for each vehicle sold or leased. Except in special cases (in which case the parties' mutual agreement in writing shall first be obtained), the fee shall be $300.00 per retail sale or lease. However, no fee shall be paid to Auto Lenders for any Vehicle which is sold at wholesale or at public or private auction pursuant to this Amended Agreement, although BSC shall reimburse Auto Lenders for its actual out-of-pocket expenses (in each case not to exceed $1,000 without BSC's prior consent) in disposing of the Vehicle, within thirty (30) days of receipt of an itemized invoice for such expenses from Auto Lenders. The provisions of this paragraph 9.A shall survive termination of this Amended Agreement.

          B. Guaranty Fees. In consideration of its agreement to provide the
             -------------
Guaranty to BSC and Lenders, Auto Lenders shall receive from BSC (which BSC may cause to be paid by the participating Lenders) the following Guaranty Fees, which shall pertain only to leases subject to the Guaranty of Auto Lenders:

               i. A one-time Lease Guaranty Fee of $150.00 per lease on which Auto Lenders has provided the Guaranty. A minimum of $100.00 of the Lease Guaranty Fee shall be reserved by BSC or the Lender participating in the Program and credited to a Residual Value Loss Reserve Account maintained by BSC or the Lenders, as applicable, in the name of Auto Lenders. (In some instances, the Guaranty may be provided to a Lender pursuant to a separate written agreement among Auto Lenders, BSC and the Lender. In such event, the amount of the Lease Guaranty Fee reserved and the rights of the parties with regard to the Residual Value Loss Reserve Account may be subject to that agreement and not this Amended Agreement.) The amount of the Lease Guaranty Fee reserved shall be placed by BSC or the Lender in an interest-bearing account under the dominion and control of BSC or the Lender, as applicable, with interest to accrue at a rate not less than the money market account rate offered by the Lender. Interest shall accrue to the benefit of Auto Lenders. The unreserved balance of the Lease Guaranty Fee shall be paid on or before the tenth (10th) day of the month following the month in which the Guarantee is provided by Auto Lenders. BSC or the Lender, as applicable, shall be, and hereby is, granted a first perfected security interest in such account to secure the obligations of Auto Lenders to BSC or the Lender, as applicable, with respect to the Vehicle covered by such lease. This Lease Guaranty Fee and/or the reserved amount of the Lease Guaranty Fee shall be subject to amendment by written agreement among BSC, Auto Lenders and each Lender who participates in the Program.

                    1. The sum on deposit in the Residual Value Loss Reserve Account shall be applied to defray residual value losses on leases subject to the Auto Lenders Guaranty pursuant to the Program; provided that, so long as it is not in default under any guaranty furnished by it, Auto Lenders has the right to dispose of the Vehicles covered by such leases in any manner Auto Lenders deems appropriate to minimize such losses. Auto Lenders agrees to maintain the Residual Value Loss Reserve Account so long as Auto Lenders has any obligation to a participating Lender or BSC on one or more leases subject to the Guaranty. So long as Auto Lenders is not in default under any guaranty furnished by it, the balance of the Residual Value Loss Reserve Account and accrued interest shall be paid to Auto Lenders under the Guaranty provided pursuant to this Amended Agreement. Such sum shall be paid to Auto Lenders within ten (10) business days of written request. The provisions of this subparagraph 9.B.(i).1 shall survive termination of this Amended Agreement.

               ii. A Monthly Guaranty Fee of $5.00 per lease subject to the Auto Lenders Guaranty to be charged to Lenders other than BSC. The Monthly Guaranty Fees shall be based on the number of leases which are part of the Program and which are outstanding at the end of each month. The Monthly Guaranty Fees shall be paid by participating Lenders and credited to Auto Lenders by BSC on or before the tenth (10th) day of the following month. It is understood by the parties that the Monthly Guaranty Fee shall apply to the leases subject to the Auto Lenders Guaranty and shall be applied to reduce the Monthly Guaranty Payment due from BSC to Auto Lenders as required pursuant to subparagraph 9.B.
(iv) below. The provisions of this Paragraph 9.B. (ii) shall survive termination of this Amended Agreement.

               iii. All full-term lease assessments (for example, excess mileage, assessed wear and tear, Vehicle damage, termination-disposition fees, and the like) which relate to a lease subject to the Auto Lenders Guaranty and which are collected from a lessee at the expiration of a lease shall be paid, so long as Auto Lenders is not in default under any guaranty furnished by it, to Auto Lenders on or before the tenth (10th) day of the month following the month of collection. It is understood and agreed, however, that in the event any such full-term lease assessment is not collected by BSC from the lessee within one hundred fifty (150) days of the date of the invoice to the lessee, such assessment shall be paid by BSC to Auto Lenders promptly after the expiration of the one hundred fifty (150) day period. From time to time, Auto Lenders may accept the amount of a settlement between BSC and a lessee as payment in full for a Vehicle damage or wear and tear assessment provided that the reduced amount is reasonable and is previously approved by Auto Lenders. The provisions of this paragraph 9.B.iii. shall survive termination of this Amended Agreement.

               iv. BSC shall pay to Auto Lenders a Monthly Guaranty Payment of $600,000 per month during calendar year 2002, a Monthly Guaranty Payment of $400,000 per month during calendar year 2003, and a Monthly Guaranty Payment of $300,000 per month during calendar year 2004. The Monthly Guaranty Payment due for the month of January, 2002 shall be paid on or before February 10, 2002. The remaining payments shall be made by BSC on or before the tenth day of each following month. The Monthly Guaranty Payments for any extended term or terms shall be as determined by BSC and Auto Lenders pursuant to Paragraph 11 below.

          10. Indemnification. Except as otherwise provided herein or caused by
              ---------------
the gross negligence or willful misconduct of BSC, Auto Lenders agrees to indemnify, defend and save BSC and the applicable Lenders and their respective directors, officers, agents and employees harmless from all losses, damages, claims and expenses (including court costs and attorney's fees, provided Auto Lenders is offered the opportunity (except in situations involving exposure to potential criminal liability) to select BSC's attorneys, subject to BSC's reasonable approval) arising out of the conduct of Auto Lenders, its officers, agents, servants and employees, in providing the Service and the Guaranty pursuant to this Amended Agreement. This indemnification shall survive the termination of this Amended Agreement.

          Likewise, except as otherwise provided herein or caused by the gross negligence or willful misconduct of Auto Lenders, BSC agrees to indemnify, defend and save Auto Lenders and its directors, officers, agents and employees harmless from all losses, damages, claims and expenses (including court costs and attorney's fees, provided BSC is offered the opportunity (except in situations involving exposure to potential criminal liability) to select Auto Lenders' attorneys, subject to Auto Lenders' reasonable approval) arising out of the conduct of BSC, its officers, agents, servants and employees, in performing its obligations under this Amended Agreement and in servicing Contracts assigned to it pursuant to this Amended Agreement. This indemnification shall survive the termination of this Amended Agreement.

          11. Term of Agreement. The term of this Amended Agreement is three (3)
              -----------------
years, commencing on the effective date of January 1, 2002 and ending on December 31, 2004. Should neither party terminate this Amended Agreement by written notice to the other received on or before November 15, 2002, then the term of this Agreement shall automatically be extended for an extended term of one year lasting from January 1, 2005 to December 31, 2005. Similarly, if neither party terminates this Agreement by written notice to the other on or before November 15 of the following year (or years), then this Agreement shall automatically be extended for an additional period (or periods) of one year. This Amended Agreement may be terminated by either party upon the expiration of the then current term (i.e. December 31st of the second following year), by providing written notice to the other party of termination that is received by the other party on or before November 15th of any year. (For example, a notice of termination must be received by one party on or before November 15, 2002 in order for the other party to terminate this Amended Agreement on December 31, 2004.)

          Each year the parties shall use their best efforts to agree upon a reasonable and appropriate change (by way of an increase or decrease) to the Guaranty Fees as provided in subparagraphs 9.B. (i), (ii), and (iv) above. If the parties are unable to agree upon such a change on or before November 15th of any year, then this Amended Agreement shall automatically be extended (unless otherwise terminated by either party) and the Retail Service Fee and Guaranty Fees for the extended term shall be the same as those of the immediately prior calendar year. (For example, if the parties do not agree by November 15, 2002, on the fees for calendar year 2005, the fees for calendar year 2004 shall apply during calendar year 2005.) The Retail Servicing Fee and Guaranty Fees applicable to any extended term shall be calculated to provide Auto Lenders with
(a) a reasonable net financial return as determined by industry standards, and
(b) the same protection against risk as the fees and portfolio payments paid to Auto Lenders during the initial three-year term. Auto Lenders agrees to provide BSC with full access to its financial books and records and its financial statements during the term and each extended term of this Amended Agreement.

          Either party may terminate this Amended Agreement at any time upon the failure of the other party to comply with any of the terms and provisions of this Amended Agreement, which failure to comply extends thirty (30) days or more after written notice of the non-compliance to the other party and that party (i) fails to cure such non-compliance within that time or (ii) fails to commence efforts in good faith to cure a failure to comply which cannot reasonably be cured within such time and to pursue such cure with diligence to completion.

          Either party may terminate this Amended Agreement, immediately and without penalty, if the other party applies for or consents to the appointment of a receiver, trustee or liquidator of itself or its property, admits in writing its inability to pay its debts as they mature, makes a general assignment for the benefit of creditors, is adjudicated a bankrupt or insolvent or files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if any order, judgement or decree is entered by any court of competent jurisdiction approving a bankruptcy petition or appointing a receiver, sequestrator, trustee or liquidator of the other party.

          BSC's obligations under this Amended Agreement as to Contracts purchased prior to the effective termination date, and Auto Lenders' obligations as to the Vehicles received for sale and lease and as to the Guaranty provided for all Vehicles made prior to the effective termination date, shall survive the termination of this Agreement.

          Notwithstanding anything herein to the contrary, this Amended Agreement may be terminated immediately, without penalty, upon the direction or instruction of any federal or state regulatory authority having jurisdiction over BSC, Hann or Susquehanna Bancshares, Inc.

          12. Change of Control.
              -----------------

          A. BSC is a subsidiary of Susquehanna Bancshares, Inc. ("SBI"), a multi-state, financial holding company located in Lititz, Pennsylvania. Should a "change of control" occur at SBI, then Auto Lenders may, in its sole discretion and at any time up to 12 months after the date of such change in control, provide a notice of termination of this Amended Agreement effective as of the then next scheduled termination date and require BSC to pay immediately and in one sum all remaining Guaranty Fees, as stated in Paragraph 9.B.(iv), for the period extending from the date of the notice of termination to the then next scheduled termination date of this Amended Agreement. (That is, should a change of control occur on March 1, 2002 and Auto Lenders send a notice of termination on May 1, 2002, this Amended Agreement will terminate as of December 31, 2004 and BSC must pay to Auto Lenders, promptly after receiving the notice of termination, the Guaranty Fees for the period from May 1, 2002 to December 31, 2004.) Thereupon, this Amended Agreement shall be deemed to be terminated as of such scheduled termination date. Notwithstanding such termination, upon payment to Auto Lenders of such fees Auto Lenders will remain obligated to perform the Service and to provide the Guaranty as provided in this Amended Agreement. For purposes of this Paragraph 12.A., a "change in control" with respect to SBI shall mean the acquisition by any other person (other than Auto Lenders or a principal or significant shareholder of Auto Lenders and other than a purchaser from Auto Lenders or a principal or significant shareholder thereof in any transaction not involving common shareholders generally) of twenty-five percent (25%) or more of the shares of SBI, whether directly or indirectly or acting through one or more other persons, including the power to cast twenty-five percent (25%) or more of the votes for the election of directors which may be cast in the aggregate by the holders of all of the voting securities of SBI, or any person, whether directly or indirectly or acting through one or more other persons, obtains control in any manner over the election of a majority of the directors of SBI.

          B. Should a "change of control" occur at Auto Lenders, then BSC may, in its sole discretion and at any time up to 12 months after the date of such change of control, provide notice of termination of this Amended Agreement effective as of the date of such notice. For purposes of this Paragraph 12.B., a "change in control" with respect to Auto Lenders shall mean the acquisition by any other person (other than SBI or BSC) of twenty-five percent (25%) or more of the shares of Auto Lenders, whether directly or indirectly or acting through one or more other persons, including the power to cast twenty-five percent (25%) or more of the votes for the election of directors which may be cast in the aggregate by the holders of all of the voting securities of Auto Lenders, or any person, whether directly or indirectly or acting through one or more other persons, obtains control in any manner over the election of a majority of the directors of Auto Lenders.

          13. Assignment of Agreement. Neither Auto Lenders nor BSC may assign
              -----------------------
or delegate its rights or obligations under this Amended Agreement without the written consent of the other party. This Amended Agreement, however, shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          14. Notices. All notices hereunder to a party shall be in writing and
              -------
shall be deemed to have been duly received when delivered by hand or sent by confirmed facsimile, or two (2) days after being mailed by certified mail, return receipt requested, to such party at its address set forth above or such other address as such party may specify by notice to the other party hereto.

If sent to Auto Lenders, such notice shall be forwarded to:

         AUTO LENDERS LIQUIDATION CENTER, INC.
         1051 North Black Horse Pike
         Williamstown, NJ 08094
         Attn: Chief Executive Officer

with a copy to:

         CAPEHART & SCATCHARD, P.A.
         A Professional Corporation
         Laurel Corporate Center, Suite 300
         8000 Midlantic Drive- C.S. 5016
         Mt. Laurel, NJ 08054
         Attn:  Charles A. Rizzi, Jr., Esquire

If sent to BSC, such notice shall be forwarded to:

         BOSTON SERVICE COMPANY INC. t/a HANN FINANCIAL SERVICE CORP. One Centre Drive
         Jamesburg, NJ 08831
         Attn:  President

with a copy to:

         Susquehanna Bancshares, Inc.
         26 North Cedar Street
         Lititz, PA 17543
         Attn:  Chief Executive Officer

          15. Entire Agreement; Amendments. This Amended Agreement represents
              ----------------------------
the entire understanding between the parties any may not be modified unless such modifications is in writing and signed by each party to this Amended Agreement.

          16. Governing Law. The terms of this Amended Agreement shall be
              -------------
construed and governed in accordance with the laws of the State of New Jersey. Each party agrees that any suit, action or other proceeding arising out of or in connection with this Amended Agreement or the transactions contemplated hereby shall be brought in the Superior Court of New Jersey, Gloucester County or the United States District Court for the District of New Jersey.

          17. Severability. If any provision of this Amended Agreement is held
              ------------
invalid or unenforceable in any jurisdiction, the remainder of this Amended Agreement shall not be affected thereby.

          18. Enforcement of Agreement. BSC and Auto Lenders agree that
              ------------------------
irreparable damage would occur in the event that any provision of this Amended Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amended Agreement and to enforce specifically the terms and provisions of this Amended Agreement, this being in addition to any other remedy to which they are otherwise entitled at law or in equity.

          19. Counterparts. This Amended Agreement may be executed in\
              ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Amended Agreement.

          20. Superseding Agreement. This Amended Agreement amends and
              ---------------------
supersedes the provisions of the Servicing Agreement, the Amended Servicing Agreement, and all other prior agreements relating to the subject matter hereof. However, the parties rights and obligations under those agreements shall continue in full force and effect under the terms of this Amended Agreement except and to the extent they have been amended by this Amended Agreement.

          IN WITNESS WHEREOF, BSC and Auto Lenders have caused this Amended Agreement to be executed by their duly authorized corporate officers and their corporate seals to be affixed hereto the day and year written beneath their signatures below; each intending that this Amended Agreement shall become effective on the date first written above.

                                           AUTO LENDERS LIQUIDATION CENTER, INC.


Attest: /s/ Terry L Wimmer                 By:/s/ Michael Wimmer
        -------------------                -----------------------------------
[Assistant] Secretary                      Title:

(Corp. Seal)                               Dated: 12/31/01
                                                  ----------------------------


                                           BOSTON SERVICE COMPANY, INC. t/a
                                           HANN FINANCIAL SERVICE CORP.


Attest: /s/ Jeri Dooley                    By: /s/ Charles Dovico
        -------------------                    -------------------------------
[Assistant] Secretary                      Title: President

(Corp. Seal)                               Dated: 12/31/01
                                                  ----------------------------

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